Exhibit 10.1

DAVID PETERSCHMIDT
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of July 1, 2010 by and between CIBER, INC., a Delaware corporation (the “Company”), and DAVID PETERSCHMIDT (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer and the Executive desires to accept such employment, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1.                                       Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending July 1, 2013 (the “Initial Term”) unless sooner terminated in accordance with the provisions of Section 4 or Section 5, and which shall automatically renew for additional one year terms unless three months advance notice is given of non-renewal (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).  Anything herein to the contrary notwithstanding, if on the date of a Change in Control, the remaining Term is less than 24 months, the Term shall be automatically extended to the end of the 24 month period following such Change in Control

2.                                       Duties.

(a)    The Executive, in his capacity as President and Chief Executive Officer (“CEO”) shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial, or administrative nature, as shall be specified and designated from time to time by the board of directors or similar governing body of the Company (the “Board”) (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Company without any additional compensation).  The Executive will be based at the Company’s headquarters, presently located in Greenwood Village, Colorado.  The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company.

(b)    The Company shall nominate Executive for election (or re-election, as the case may be) as a member of the Board for so long as Executive remains Chief Executive Officer of the Company.

3.                                       Compensation.

3.1                                 Salary.  The Company shall pay the Executive during the Term a base salary at the rate of $600,000 per annum (the “Annual Salary”), payable bi-weekly and subject to regular deductions and withholdings as required by law.  The Annual Salary may be increased annually by an amount as may be approved by the Board, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.

3.2                                 Bonus.  The Executive will be entitled to such bonuses as may be authorized by the Board based on achievement of performance targets specified annually by the Board.  The Executive’s bonus amount will be 100% of Annual Salary if the target is achieved for the respective fiscal year.  For the fiscal year ending December 31, 2010, the Executive’s bonus amount (the “2010 Bonus Amount”) shall be no less than 80% and no greater than 100% of Annual Salary.  In the event that between 80% and 100% of the 2010 performance target is achieved, the 2010 Bonus Amount shall equal the percentage of the 2010 performance target achieved multiplied by Annual Salary.  The 2010 Bonus Amount shall be pro rated based on the portion of the year that the Executive is employed by the Company.  For the fiscal years ending December 31, 2011 and beyond there shall be no minimum guaranteed bonus amount, thus, the bonus paid to the Executive may be greater or lesser than 100% of Annual Salary based upon whether the target performance factors have been achieved or exceeded.  Any Annual Bonus payable to the Executive hereunder shall be paid 100% in cash and shall be paid no later than 2 ½ months following the fiscal year with respect to which the bonus is earned.

3.3                                 Equity-Based Awards.   The Executive may from time to time be awarded such restricted stock units, stock options, or other equity-based awards as the Board determines in its sole discretion to be appropriate, which awards shall be evidenced by separate award agreements.  On the date hereof (or promptly upon the Executive commencing services hereunder), the Executive shall be awarded, as an inducement grant outside of the Equity Incentive Plan, 1,400,000 stock options (the “Initial Equity Grant”), twenty-five percent (25%) of which shall vest on July 1, 2011, twenty-five percent (25%) of which shall vest on July 1, 2012, twenty-five percent (25%) of which shall vest on July 1, 2013 and twenty-five percent (25%) of which shall vest on July 1, 2014 (each such date, a “Scheduled Vesting Date,” and the last such date, the “Final Vesting Date”), in each case subject to the Executive’s continued employment.  Stock options that comprise the Initial Equity Grant shall have a term of seven (7) years from the date of the Initial Equity Grant (the last date of such term, the “Option Expiration Date”).  The Initial Equity Grant shall be subject to the terms and conditions set forth in the Equity Incentive Plan to the extent applicable, a copy of which is attached hereto as Exhibit “A” and by this reference made a part hereof (as may be amended from time to time).  For the purposes of this Section 3.3, “Equity Incentive Plan” shall mean the CIBER, Inc. 2004 Incentive Plan (as amended and restated as of February 28, 2010).

3.4                                 Benefits — In General.  The Executive shall have the right during the Term to participate in any group life, medical, dental or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that are made available to other senior executives of the Company generally, on the same or more favorable terms (as determined by the Board in its sole discretion) as may be made available to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.5                                 Vacation / Personal Days.  During the Term, the Executive shall be entitled to take vacation and/or personal days in accordance with the Company’s human resources policies for senior executives.

3.6                                 Expenses - General.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

3.7                                 Moving and Relocation Expenses and Housing Allowance.  The Company shall reimburse the Executive for reasonable expenses actually incurred by the Executive to move personal effects from San Francisco, California to the Denver, Colorado metropolitan area.  The Company shall reimburse the Executive monthly for rent, electricity, gas and water expenses actually incurred by the Executive for interim housing in the Denver, Colorado metropolitan area, in an amount not to exceed $6,000 per month starting on July 1, 2010 and ending on March 31, 2011 (or such earlier date as the Executive is no longer incurring such interim housing expenses).  This Section 3.7 comprises the only relocation expenses of the Executive for which the Company will be responsible.

3.8                                 Business Travel.  The Executive shall be subject to the Company’s travel policy, as may be amended from time to time, when the Executive is required to travel for business; provided, however, that the Executive shall have the right to cause the Company to amend its travel policy.

4.                                       Termination upon Death or Disability.  If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety, except as otherwise provided under this Section 4.  If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive solely as a result of such disability upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement; provided that, the Company will have no right to terminate the Executive’s employment if, in the opinion of a qualified physician reasonably acceptable to the Company, it is reasonable to assume that the Executive will be able to resume the Executive’s duties on a regular full-time basis within 90 days of the date the Executive receives notice of such termination.

Upon death of the Executive or upon termination of the Executive’s employment by virtue of his qualification for long-term disability (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefits under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 4), other than the Annual Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination, a pro-rata bonus with respect to the calendar year in which the Effective Date of Termination occurred to the extent performance goals related to the bonus have been achieved (to be paid at the same time bonuses are normally paid for the year), and other benefits (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) all unvested equity awards held by the Executive (other than the Initial Equity Grant) shall vest proportionately through the Effective Date of the Termination, provided, however, that if the equity awards are subject to performance vesting requirements, such vesting will only occur to the extent the performance goals for any pending bonus period(s) are subsequently determined to have been achieved, (iii) the unvested portion of the Initial Equity Grant (the “Unvested Initial Grant Portion”) shall vest based upon the following formula: the Unvested Initial Grant Portion times the Pro-Rata Vesting Percentage (as defined below), and (iv) all vested equity awards (including the vested portion of the Initial Equity Grant) must be exercised by the earlier of (A) the one-year anniversary of the Effective Date of the Termination, and (B) the Option Expiration Date.  The “Pro-Rata Vesting Percentage” means the number of days elapsed between the prior Scheduled Vesting Date and the Effective Date of the Termination divided by the number of days occurring between the prior Scheduled Vesting Date and the Final Vesting Date.  In the event of a termination of the Executive’s employment as a result of his qualification for long-term disability, in addition to the amount specified in the first sentence of this paragraph, the Executive will also be entitled to receive disability benefits under the Company’s then existing long-term disability plans and arrangements.  This Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 8.14).  For purposes of this Section 4, the “Effective Date of the Termination” shall mean the date of death or the date on which a notice of termination by virtue of Executive’s qualification for long-term disability is given by the Company or any later date set forth in such notice of termination.

For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 4 constitute liquidated damages for termination of his employment during the Term upon his death or by virtue of his qualification for long-term disability.

5.                                       Other Terminations of Employment.

5.1                                 Termination for Cause; Termination of Employment by the Executive Without Good Reason; Approved Retirement.

(a)                                  For purposes of this Agreement, “Cause” shall mean:

(i)                                     the Executive being indicted or charged with a crime constituting a felony;

(ii)                                  the Executive’s commission of an act of fraud, theft or dishonesty with respect to the Company;

(iii)                               the  continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder;

(iv)                              any material violation of the Company’s announced policies including without limitation, the Company’s Code of Business Conduct and Ethics, a copy of which is attached hereto as Exhibit “B” and by this reference made a part hereof (as may be amended and published from time to time); or

(v)                                 the Executive’s material breach of this Agreement.

Notwithstanding the foregoing, (X) if there exists (without regard to this sentence) an event or condition that constitutes Cause under clauses (iii), (iv) or (v) above that is capable of being cured by the Executive, the Board shall notify the Executive in writing of the existence of such event or condition and the Executive shall have thirty (30) days from the date of such notice to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder and (Y) any determination of the existence of an event or condition that constitutes Cause shall be made by at least 2/3 of the members of the Board (excluding the Executive).

(b)                                 For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to in writing by the Executive:

(i)                                     the assignment to the Executive of duties or responsibilities which are materially inconsistent with the Executive’s level of duties and responsibilities as the CEO of the Company and its subsidiaries, or any material diminution in the nature or status of the Executive’s duties or responsibilities as the CEO of the Company and its subsidiaries (including, without limitation, the Executive ceasing to be CEO of the Company and its subsidiaries);

(ii)                                  a reduction by the Company in the Executive’s annual base salary or annual incentive compensation opportunity (including an adverse change in performance criteria or a decrease in the target amount of annual incentive compensation);

(iii)                               a requirement by the Company that the Executive’s work location be moved more than 50 miles from the Company’s principal place of business in Greenwood Village, Colorado; or

(iv)                              the Company’s material and willful breach of this Agreement.

An event or condition shall cease to constitute Good Reason one hundred twenty (120) days after the event or condition first occurs if the Executive has not previously given written notice thereof.

(c)                                  The Company may terminate the Executive’s employment for Cause and such termination, in and of itself, shall not be, nor shall it be deemed to be, a breach of this Agreement.  If the Company terminates the Executive for Cause as aforesaid, (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(c)) other than Annual Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination and other benefits, excluding any bonuses with respect to the calendar year in which the Effective Date of the Termination occurred (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) all vested equity awards (including any vested portion of the Initial Equity Grant) shall be void for all purposes as of the Effective Date of the Termination, (iii) the provisions of Section 5.4 shall apply, and (iv) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 8.14).  For purposes of this Section 5.1(c), the “Effective Date of the Termination” shall mean the date on which a notice of termination is given by the Company or any later date set forth in such notice of termination.

(d)                                 The Executive may terminate his employment without Good Reason.  If the Executive terminates the Executive’s employment with the Company without Good Reason: (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(d)) other than Annual Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination and other benefits, excluding any bonuses with respect to the calendar year in which the Effective Date of the Termination occurred (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) all vested equity awards (including any vested portion of the Initial Equity Grant) must be exercised by the Executive by the earlier of (A) the one-year anniversary of the Effective Date of the Termination and (B) the Option Expiration Date, (iii) the provisions of Section 5.4 shall apply, and (iv) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 8.14).  For purposes of this Section 5.1(d), the “Effective Date of the Termination” shall mean the date on which a notice of termination is given by the Executive or any later date set forth in such notice of termination.

(e)                                  In the event the Executive or the Company elects not to renew this Agreement pursuant to Section 1 above, (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section  5.1(e)) other than Annual Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination, any bonus for any prior years not yet paid, a pro-rata bonus with respect to the calendar year in which the Effective Date of the

Termination occurred to the extent performance goals related to the bonus have been achieved (to be paid at the same time bonuses are normally paid for the year) and other benefits (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) all vested equity awards (including any vested portion of the Initial Equity Grant) must be exercised by the Executive by the earlier of (A) the one-year anniversary of the Effective Date of the Termination and (B) the Option Expiration Date, and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 8.14).  For purposes of this Section 5.1(e), the “Effective Date of the Termination” shall mean the date on which a notice of non-renewal is given by the Executive or the Company, as applicable, or any later date set forth in such notice of non-renewal.

(f)                                    In the event that (A) the Executive retires following the Initial Term or (B) the Board approves the Executive’s retirement prior to such time, which approval may be granted in the Board’s sole discretion, (an “Approved Retirement”), (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(f)) other than Annual Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination and other benefits, a pro-rata bonus with respect to the calendar year in which the Effective Date of the Termination occurred to the extent performance goals related to the bonus have been achieved (to be paid at the same time bonuses are normally paid for the year) and other benefits (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) all vested equity awards (including the vested portion of the Initial Equity Grant) must be exercised by the Executive by the earlier of (A) the three-year anniversary of the Effective Date of the Termination, and (B) the Option Expiration Date, (iii) the provisions of Section 5.4 shall apply and (iv) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 8.14).  For purposes of this Section 5.1(f), the “Effective Date of the Termination” shall mean the date on which a notice of Approved Retirement is given by the Board to the Executive, or any later date set forth in such notice of Approved Retirement.

5.2                                 Termination Without Cause; Termination for Good Reason.  The Company may terminate the Executive’s employment at any time without Cause, for any reason or no reason, and the Executive may terminate the Executive’s employment with the Company for Good Reason.  If the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4, Section 5.1 or Section 5.3, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination (as defined below in this Section 5.2) other than Annual Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, a pro-rata bonus with respect to the calendar year in which the Effective Date of Termination occurred to the extent performance goals related to the bonus have been achieved (to be paid at the same time bonuses are normally paid for the year) and other benefits (and reimbursement under this Agreement for expenses incurred but not paid prior to the

Effective Date of the Termination), (ii) the Executive shall receive a cash payment equal to the Severance Payment (as defined below in this Section 5.2) payable after the Release Effective Date, (iii) all unvested equity awards held by the Executive (other than the Initial Equity Grant) shall vest proportionately through the Effective Date of the Termination, provided, however, that if the equity awards are subject to performance vesting requirements, such vesting will only occur to the extent the performance goals for any pending bonus period(s) are subsequently determined to have been achieved, (iv) the Unvested Initial Grant Portion shall vest based upon the following formula: the Unvested Initial Grant Portion times the Pro-Rata Vesting Percentage (except if such termination occurs prior to the one-year anniversary of the date hereof, 25% of the Initial Equity Grant shall vest), (v) all vested equity awards (including the vested portion of the Initial Equity Grant) must be exercised by the Executive by the earlier of (A) the eighteen (18) month anniversary of the Effective Date of the Termination, and (B) the Option Expiration Date, (vi) the Executive shall continue to receive health benefits for eighteen (18) months, and (vii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 8.14); provided that in order for the Executive to receive any amounts or items in the foregoing clauses (ii), (iii), (iv) and (vi), the Executive shall first execute a separation agreement and legal release in accordance with Section 8.19.  The “Severance Payment” means one and one-half (1 1/2) times the Executive’s Annual Salary and annual bonus at target level in effect on the day of termination.  For purposes of this Section 5.2, the “Effective Date of the Termination” shall mean the date of termination specified in the Company’s or the Executive’s notice of termination, as applicable

5.3                                 Termination Upon Change in Control. Notwithstanding the provisions set forth in Section 5.2, if the Company terminates Executive’s employment without Cause or Executive terminates employment for Good Reason Following a Change in Control on or within 24 months after a Change in Control, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination (as defined below in this Section 5.3) other than Annual Salary earned and unpaid under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, a pro-rata bonus with respect to the calendar year in which the Effective Date of Termination occurred to the extent performance goals related to the bonus have been achieved (to be paid at the same time bonuses are normally paid for the year), and other benefits (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) the Executive shall receive a cash payment equal to the Severance Payment payable after the Release Effective Date, (iii) the Executive shall continue to receive health benefits for eighteen (18) months, (iv) all unvested equity awards held by the Executive (including the Initial Equity Grant) shall fully vest, (v) all vested equity awards (including the Initial Equity Grant) must be exercised by the Executive by the earlier of (A) the one-year anniversary of the Effective Date of the Termination and (B) the Option Expiration Date, and (vi) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 8.14) provided that in order for the Executive to receive any amounts or items in the foregoing clauses (ii), (iii) and (iv), the Executive shall first execute a separation agreement and legal release in accordance with Section 8.19.

For purposes of this Section 5.3, (A) the “Effective Date of the Termination” shall mean the date of termination specified in the Company’s or the Executive’s notice of termination, as applicable and (B) a “Change in Control” means the occurrence of one or more of the following events:  (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 13(d)(3) of the Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 40% of the Voting Stock of the Company; (ii) within any 24 month period the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date hereof; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Company transfers all or substantially all of its assets or business (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation); or (v) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation.  For purposes of this Change in Control definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.  Notwithstanding anything to the contrary herein, if (i) a Change in Control results in a successor organization to the Company and (ii) such successor organization does not assume, convert or replace all of the Executive’s unvested equity awards, then all such unvested equity awards shall fully vest effective as of the date of such Change in Control.

For purposes of this Agreement, “Good Reason Following a Change in Control” shall mean, unless otherwise consented to in writing by the Executive:

(i)                                     the assignment to the Executive of a duty or responsibility which is inconsistent with the Executive’s duties and responsibilities previously assigned to the Executive as the CEO of the Company and its subsidiaries, or any diminution in the nature or status of the Executive’s duties or responsibilities as the CEO of the Company and its subsidiaries (including, without limitation, the Executive ceasing to be CEO of the Company and its subsidiaries), in all cases other than isolated incidents which, if curable, are promptly remedied by the Company;

(ii)                                  a reduction by the Company in the Executive’s annual base salary, annual incentive compensation opportunity, or long term incentive compensation opportunity (including an adverse change in performance criteria or a decrease in the target amount of annual incentive or long term compensation);

(iii)                               a requirement by the Company that the Executive’s work location be moved more than 50 miles from the Company’s principal place of business in Greenwood Village, Colorado; or

(iv)                              the Company’s material and willful breach of this Agreement.

An event or condition shall cease to constitute Good Reason Following a Change in Control one hundred twenty (120) days after the event or condition first occurs if the Executive has not previously given written notice thereof.

5.4                                 Nature of Payments.  For the avoidance of doubt, the Executive acknowledges and agrees that the Company’s payment obligations set forth in this Section 5 constitute liquidated damages for termination of the Executive’s employment during the Term.

6.                                       Noncompetition.

6.1                                 Noncompetition. The Executive shall not, during the term of his employment and for eighteen (18) months following the termination of his employment, work as an employee or independent contractor or become an investor or lender of any business, corporation, partnership or other entity engaged in a Competing Business.  An investment by the Executive of up to 2% of the outstanding equity in a publicly-traded corporation shall not constitute a violation of this Section 6.1. A “Competing Business” is a business which the Company has engaged in, or has actively investigated engaging in, at any time during the twenty-four (24) months prior to the termination of the Executive’s employment.

6.2   No Solicitation of Clients. The Executive shall not, during the term of his employment and for eighteen (18) months following the termination of his employment (unless the Company grants him written authorization): (a) call upon, cause to be called upon, solicit or assist in the solicitation of, any client or potential client of the Company for the purpose of selling, renting or supplying any product or service competitive with the products or services of the Company; (b) provide any product or services to any client or potential client of the Company which is competitive with the products or services of the Company; or (c) request, recommend or advise any client or potential client to cease or curtail doing business with the  Company.  Any individual, governmental authority, corporation, partnership or other entity to whom the Company has provided services or products at any time prior to or during the Executive’s employment or to whom the Company has made one or more sales or sales calls during the eighteen (18) month period preceding the date of termination of the Executive’s employment shall be deemed a client or potential client.

6.3                                 No Hire of Other Employees or Contractors. Except on behalf of the Company, the Executive shall not, during the term of his employment and for a period of eighteen (18) months following the termination of his employment: (a) employ, engage or seek to employ or engage any individual or entity, on behalf of the Executive or any entity (including a client of the Company), who is employed or engaged by the Company or who was employed or engaged by the Company during the six (6) month period preceding the Executive’s termination; (b) solicit, recommend or advise any employee of the Company or independent contractor to terminate their employment or engagement with the Company for any reason; or (c) solicit recruiting prospects and/or candidates whose files are actively maintained or have been maintained during the last six (6) months prior to the Executive’s termination.

6.4                                 No Control of the Company.  The Executive shall not, during the term of his employment and for eighteen (18) months following the termination of his employment (unless the Board authorizes such action in advance) take any action in furtherance of a third party acquiring, or assist, cooperate with, hold discussions with or otherwise encourage any person in acquiring, attempting to acquire or taking any action in furtherance of acquiring, directly or indirectly, control (as defined in Rule 12b-2 of the Act) of the Company.

6.5                                 Reasonable and Necessary Restrictions.  The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation those contained in Sections 6.1, 6.2, 6.3 and 6.4 are reasonable, fair and equitable in terms of duration, scope and geographic area, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement.

6.6                                 Forfeiture of Severance Payments.  In the event the Executive breaches any provision of Sections 6.1, 6.2, 6.3, 6.4 or 7.2, in addition to any other remedies that the Company may have at law or in equity, (i) the Executive shall promptly reimburse the Company for any Severance Payments received from, or payable by, the Company and (ii) the Company’s obligation to continue to provide any payments or benefits to the Executive after the date of such breach shall cease and the Executive shall no longer be entitled to receive such payments or benefits.  In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to the Executive.

7.                                       Confidentiality.

7.1                                 Confidential Information and Materials.  All of the Confidential Information and Materials, as defined herein, are and shall continue to be the exclusive confidential property and trade secrets of the Company.  Confidential Information and Materials have been or will be disclosed to the Executive solely by virtue of his employment with the Company and solely for the purpose of assisting him in performing his duties for the Company. “Confidential

Information and Materials” refers to all information belonging to or used by the Company or the Company’s clients relating to internal operations, procedures and policies, finances, income, profits, business strategies, pricing, billing information, compensation and other personnel information, client contacts, sales lists, employee lists, technology, software source codes, programs, costs, marketing plans, developmental plans, acquisition or disposition plans, computer programs, computer systems, inventions, developments, personnel manuals, computer program manuals, programs and system designs, and trade secrets of every kind and character, whether or not they constitute a trade secret under applicable law and whether developed by the Executive during or after business hours. The Executive acknowledges and agrees all Confidential Information and Materials shall, to the extent possible, be considered works made for hire for the Company under applicable copyright law. To the extent any Confidential Information and Materials are not deemed to be a work made for hire, the Executive hereby assigns to the Company any rights he may have or may acquire in such Confidential Information and Materials as they are created, throughout the world, in perpetuity. Further, the Executive hereby waives any and all moral rights he may have in such Confidential Information and Materials. Notwithstanding the foregoing, the Company acknowledges that it shall have no right to inventions or other material for which no equipment, supplies, facilities or Confidential Information and Material of the Company are used and which are developed entirely on the Executive’s own time and (i) do not relate directly to the business of the Company or (ii) do not result from any work performed by the Executive hereunder.

7.2                                 Non-disclosure and Non-use. The Executive may use Confidential Information and Material while an employee of Corporation and in the course of that employment to the extent deemed necessary by Corporation for the performance of the Executive’s responsibilities. Such permission expires upon termination of his employment with the Company or on notice from the Company. The Executive shall not, either during or after his employment with the Company, disclose any Confidential Information or Materials to any person, firm, corporation, association or other entity for any reason or purpose unless expressly permitted by the Company in writing. The Executive shall not use, in any manner other than to further the Company’s business, any Confidential Information or Materials of the Company. Upon termination of his employment, the Executive shall immediately return all Confidential Information or Materials or other property of the Company or its clients or potential clients in his possession or control.

8.                                       Other Provisions.

8.1                                 Specific Performance.  The Executive acknowledges that the obligations undertaken by such Executive pursuant to Section 6 and Section 7 of this Agreement are unique and that the Company likely will have no adequate remedy at law if the Executive shall fail to perform any of such Executive’s obligations hereunder, and the Executive therefore confirms that the Company’s right to specific performance of the terms of Section 6 and Section 7 of this Agreement is essential to protect the rights and interests of the Company.  Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of Section 6 and Section 7 of this Agreement specifically performed by the Executive, and the

Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive.  The Executive hereby acknowledges and warrants that he will be fully able to earn a livelihood for himself and his dependents if these covenants are specifically enforced against him.  The Executive hereby further acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition.

8.2                                 Severability.  The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement.  If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

8.3                                 Attorneys’ Fees.  In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding.

8.4                                 Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

(i)                                     if to the Executive, to the address set forth in the records of the Company; and

(ii)                                  if to the Company,

CIBER, Inc.

6363 S Fiddler’s Green Circle

Suite 1400

Greenwood Village, Colorado 80111

Attention:  Susan Keesen, Vice President & General Counsel

Facsimile: (303) 224-4125

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

8.5                                 Entire Agreement.  This Agreement, along with all equity grants to Executive, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

8.6                                 Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

8.7                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

8.8                                 Submission to Jurisdiction; Consent to Service of Process.  The parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Colorado over any dispute arising out of or relating to this Agreement or any of the provisions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.4.

8.9                                 Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.  In the event of any Change in Control, the Company may assign this Agreement and its rights hereunder.

8.10                           Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law.  No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

8.11                           No Duty to Mitigate.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

8.12                           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

8.13                           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

8.14                           Survival.  Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4 through 7 (to the extent necessary to effectuate the post-termination obligations set forth therein) and of Section 8 shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

8.15                           Existing Agreements.  The Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

8.16                           Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.17                           Section 409A of the Internal Revenue Code.

(a)                                  Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)) and (B) as a result of such termination, the Executive would receive any payment that, absent the application of this Section 8.17, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death, or (3) such other date as will cause such payment not to be subject to such interest and additional tax.

(b)                                 It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code (“409A”).  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the

Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(c)                                  Except as otherwise provided under this Agreement, all reimbursements to the Executive shall be paid as promptly as practical and in any event not later than the last day of the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.  With respect to payments under this Agreement, for purposes of 409A, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments, and the Executive’s termination date will be treated as the Executive’s separation from service as defined under 409A.

(d)                                 Amounts payable under this Agreement following the Executive’s termination of employment, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practical after such a termination of employment and, in any event, within 2 1/2 months after the end of the year in which employment terminates.

8.18                           Certain Definitions.  For purposes of this Agreement:

(a)                                  an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b)                                 A “business day” means the period from 9:00 am to 5:00 pm in the mountain time zone on any weekday that is not a banking holiday in New York City, New York.

(c)                                  A “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority.

(d)                                 A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

8.19                           Release.  The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form satisfactory to the Company in its sole discretion and drafted so as to ensure a final, complete and enforceable release of all claims that the Executive has or may have against the Company relating to or arising in any way from the Executive’s employment with the

Company and/or the termination thereof.  Within two business days of the Effective Date of Termination, the Company shall deliver to the Executive the release for the Executive to execute.  The Executive will forfeit all rights to the Severance Payments unless the Executive executes and delivers to the Company the release within 30 days of delivery of the release by the Company to the Executive and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”).   The Company shall have no obligation to provide the Severance Payments prior to the Release Effective Date.  Severance payments shall be made within three business days of the Release Effective Date and any payments not made because due prior to the Release Effective Date shall be paid in a single lump sum within such three business day period.  If the Executive fails to comply with his obligations under Sections 6 and 7, the Executive shall, to the extent such amounts are paid, vested or distributed, (i) forfeit outstanding equity awards, (ii) transfer the shares underlying equity awards that were accelerated and settled in shares to the Company for no consideration and (iii) repay the after-tax amount of the Severance Payments and any equity awards that were accelerated and settled in cash or sold.

8.20                           Parachute Provisions.  In the event Executive becomes entitled to any amount of benefits payable in connection with a change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Change in Control Payments”) and Executive’s receipt of such Change in Control Payments would cause Executive to become subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code (or any similar federal, state, or local tax that may hereafter be imposed), the Company shall reduce the Change in Control Payments to the extent necessary to avoid the application of the Excise Tax if, as a result of such reduction, the net benefits to Executive of the Change in Control Payments as so reduced (after payment of applicable income taxes) exceeds the net benefit to Executive of the Change in Control Payments without such reduction (after payment of applicable income taxes and excise taxes).  Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce the Change in Control Payments by first reducing the portion of the Change in Control Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the change in control.  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.  The determination that Executive’s Change in Control Payments would cause him to become subject to the Excise Tax and the calculation of the amount of any reduction, shall be made, at the Company’s discretion, by the Company’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm designated by the Company prior to a change in control.  The firm’s expenses shall be paid by the Company.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

CIBER, INC.

By:	/s/ Paul A. Jacobs
Name:	Paul A. Jacobs
Title:	Chairman of the Board of Directors

/s/ David Peterschmidt
DAVID PETERSCHMIDT